UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 3, 2008
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-18443	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On June 3, 2008, at 5:00 p.m., New York City time, the right of the holders of the Company’s 1.5% Contingent Convertible Senior Notes due 2033 (the “Securities”) to surrender the Securities for purchase on June 4, 2008 (the “Option”) by Medicis Pharmaceutical Corporation (the “Company”) expired pursuant to the terms and conditions of the Indenture, dated as of August 19, 2003 (the “Indenture”), between the Company, as issuer, and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), and as set forth in the Company Notice to Holders of 1.5% Contingent Convertible Senior Notes due 2033, dated May 6, 2008 and related notice materials.
     The Company has been advised by Deutsche Bank Trust Company Americas, as paying agent (the “Paying Agent”), that, pursuant to the terms of the Option, $283.7 million in aggregate principal amount of Securities were validly surrendered and not withdrawn prior to the expiration of the Option. Following the repurchase of these Securities pursuant to the Option, approximately $181,000 principal amount at maturity of the Securities remains outstanding.
     The Company has accepted for purchase all of the Securities validly surrendered and not withdrawn. The purchase price for the Securities pursuant to the Option was $1,007.50 per $1,000 principal amount at maturity, representing 100% of the principal amount of each security plus $7.50 in accrued interest through the date of Option exercise as required by the terms of the Indenture. Accordingly, the aggregate purchase price for all the Securities validly surrendered and not withdrawn prior to the expiration of the Option was approximately $285.9 million.
     Although no shares of the Company’s common stock were issued or exchanged in connection with the Option, there were approximately 7,320,149 shares underlying the Securities. Therefore, the repurchase of these Securities will have the effect of reducing the Company’s fully-diluted shares.
     As of the date of this transaction, the Company had recorded a deferred tax liability of $34.9 million related to the surrendered Securities. The deferred tax liability related to the surrendered Securities will be settled during the quarter ending September 30, 2008, resulting in a $34.9 million decrease to our cash and deferred tax liability balance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2008	By:	/s/ Richard D. Peterson
Richard D. Peterson
Executive Vice President, Chief Financial Officer and Treasurer